Exhibit 5.3

111 S. Calvert Street, 27th Floor Baltimore, MD 21202-6174 TEL 410.528.5600 FAX 410.528.5650 www. ballardspahr.com

November 18, 2024

Enlighten IT Consulting LLC

c/o Huntington Ingalls Industries, Inc.

4101 Washington Avenue

Newport News, Virginia 23607

Re:

Enlighten IT Consulting LLC, a Maryland limited liability company (the “Company”) — Issuance by Huntington Ingalls Industries, Inc., a Delaware corporation of which the Company is a wholly-owned subsidiary (the “Issuer”), of (i) $500,000,000 aggregate principal amount of the Issuer’s 5.353% Senior Notes due 2030 (the “2030 Notes”), and (ii) $500,000,000 aggregate principal amount of the Issuer’s 5.749% Senior Notes due 2035 (the “2035 Notes” and together with the 2030 Notes, the “Notes”), both guaranteed by (among other subsidiary guarantors of Issuer) the Company and registered under the Securities Act of 1933, as amended (the “Act”), pursuant to a Registration Statement on Form S-3, Registration No. 333-281250, as amended (the “Registration Statement”)

Ladies and Gentlemen:

We have acted as Maryland limited liability company counsel to the Company in connection with the registration of the Notes under the Act pursuant to the Registration Statement filed by the Issuer and certain subsidiary guarantors of the Issuer, including the Company (each, a “Guarantor” and collectively, the “Guarantors”), with the United States Securities and Exchange Commission (the “Commission”), including a Prospectus Supplement (as defined below). You have requested our opinion with respect to the matters set forth below.

We understand that the Notes have been or will be issued by the Issuer under, and subject to the terms of, the Indenture (as defined below), as supplemented by the First Supplemental Indenture (as defined below), and pursuant thereto the Company will provide a full and unconditional guarantee with respect to the Notes (the “Guarantee”). Unless otherwise defined herein, all capitalized terms used herein shall have the meanings ascribed to them in the Indenture.

In our capacity as Maryland limited liability company counsel to the Company and for the purposes of this opinion, we have examined originals, or copies certified or otherwise identified to our satisfaction, of the following documents (collectively, the “Documents”):

Enlighten IT Consulting LLC

November 18, 2024

(i) Articles of Organization of the Company filed with the State Department of Assessments and Taxation of Maryland (the “Department”) on December 21, 2016 (the “Articles of Organization”);

(ii) the Operating Agreement of the Company, dated as of December 21, 2016 and the related Irrevocable Assignment of Membership Interest, dated December 27, 2016, together with the Amended and Restated Operating Agreement of the Company dated June 29, 2023 (collectively, the “Operating Agreement”);

(iii) resolutions adopted by the sole member of the Company dated August 2, 2024, August 19, 2024 (the “Resolutions”);

(iv) the Registration Statement and the related Base Prospectus dated August 5, 2024, the preliminary prospectus supplement dated November 13, 2024, in the form filed with the Commission pursuant to the Act, and the final prospectus supplement dated November 13, 2024 (the “Prospectus Supplement”), in the form filed with the Commission pursuant to the Act;

(v) a fully executed copy of Underwriting Agreement, dated November 13, 2024, by and among the Issuer and certain of the Guarantors and J.P. Morgan Securities LLC, BofA Securities, Inc., Mizuho Securities USA LLC, Scotia Capital (USA), Inc., U.S. Bancorp Investments, Inc., and Wells Fargo Securities, LLC, as representatives of the several underwriters named therein (the “Underwriting Agreement”);

(vi) a fully executed copy of the Indenture, dated as of November 18, 2024 (the “Indenture”), by and among the Issuer, the Guarantors and U.S. Bank Trust Company, National Association, as trustee;

(vii) a fully executed copy of the First Supplemental Indenture, dated as of November 18, 2024 (the “First Supplemental Indenture”), by and among the Issuer, the Guarantors (including the Company) and U.S. Bank Trust Company, National Association, as trustee;

(viii) a status certificate of the Department, dated as of a recent date, to the effect that the Company is duly formed and existing under the laws of the State of Maryland;

(ix) a certificate of Charles R. Monroe, Jr., the Secretary of the Company, and D. R. Wyatt, the Treasurer of the Company, dated as of the date hereof (the “Officers’ Certificate”), to the effect that, among other things, the Articles of Organization, the Operating Agreement and the Resolutions are true, correct and complete, have not been rescinded or modified and are in full force and effect on the date of the Officers’ Certificate, and that the Company is a wholly-owned subsidiary of the Issuer, and certifying as to the manner of adoption or approval of the Resolutions, the form, approval, execution and delivery of the Indenture and the First Supplemental Indenture (which Indenture includes the Guarantee) and the Underwriting Agreement; and

(x) such other documents and matters as we have deemed necessary and appropriate to render the opinions set forth in this letter, subject to the limitations, assumptions, and qualifications noted below.

Enlighten IT Consulting LLC

November 18, 2024

In reaching the opinions set forth below, we have assumed the following:

(a)	each person executing any of the Documents on behalf of any party (other than the Company) is duly authorized to do so;

(b)	each natural person executing any of the Documents is legally competent to do so;

(c)

each of the parties (other than the Company) executing any instrument, document or agreement reviewed by us has duly authorized and validly executed and delivered each such instrument, document and agreement to which such party is a signatory, and such party’s obligations set forth therein are legal, valid and binding and are enforceable in accordance with their respective terms;

(d)

any of the Documents submitted to us as originals are authentic; the form and content of any Documents submitted to us as unexecuted drafts do not differ in any respect relevant to this opinion from the form and content of such documents as executed and delivered; any of the Documents submitted to us as certified, facsimile or photostatic copies conform to the original document; all signatures on all of the Documents are genuine; all public records reviewed or relied upon by us or on our behalf are true and complete; all statements and information contained in the Documents are true and complete; there has been no modification of, or amendment to, any of the Documents, and there has been no waiver of any provision of any of the Documents by action or omission of the parties or otherwise;

(e)

the actions documented by the Resolutions were taken by duly authorized written consent of the sole member of the Company in accordance with the Articles of Organization and the Operating Agreement of the Company;

(f)

all representations, warranties, statements and responses to questions made in or pursuant to the Indenture, the First Supplemental Indenture, and the Underwriting Agreement by the Company and each other party thereto (other than representations and warranties of the Company as to legal matters on which an opinion is rendered herein) are true and correct;

(g)	the Officers’ Certificate, and all other certificates submitted to us, are true, correct and complete both when made and as of the date hereof;

(h)	the Company has not, and is not required to be, registered under the Investment Company Act of 1940;

(i)	the Notes will be issued under and subject to the terms of the Indenture as supplemented by the First Supplemental Indenture;

Enlighten IT Consulting LLC

November 18, 2024

(j)

the Guarantor is an indirect wholly-owned subsidiary of the Issuer and the transactions consummated, and to be consummated, pursuant to the Indenture as supplemented by the First Supplemental Indenture (including the Guarantee contained therein) and the Underwriting Agreement will result in receipt by the Company of good and valuable consideration, and such transactions are fair and reasonable to the Company; and

(k)

the Notes have been duly and validly authorized, and have been or will be duly and validly executed and delivered, and issued, by the Issuer in book-entry form, represented by the Global Note, and have been or will be issued pursuant to the Registration Statement in accordance with the Indenture, as supplemented by the First Supplemental Indenture, and the Underwriting Agreement, and authenticated by the Trustee;.

Based on our review of the foregoing and subject to the assumptions and qualifications set forth herein, it is our opinion that, as of the date of this letter:

(1)

The Company has been duly formed and is validly existing as a limited liability company in good standing under the laws of the State of Maryland and has the requisite limited liability company power and authority to execute and deliver the Indenture and First Supplemental Indenture and perform it obligations under the Indenture and First Supplemental Indenture and the (which, together, includes the Guarantee).

(2)

The execution and delivery by the Company of the Indenture and First Supplemental Indenture (which includes the Guarantee) has been duly authorized by all necessary limited liability company action on the part of the Company, and the Indenture and First Supplemental Indenture (which, together, includes the Guarantee) has been duly executed and delivered by the Company.

The foregoing opinion is limited to the laws of the State of Maryland, and we do not express any opinion herein concerning any other law. We express no opinion as to the applicability or effect of any federal or state securities laws, including the securities laws of the State of Maryland, or as to federal or state laws regarding fraudulent transfers. To the extent that any matter as to which our opinion is expressed herein would be governed by any jurisdiction other than the State of Maryland, we do not express any opinion on such matter.

This opinion letter is issued as of the date hereof and is necessarily limited to laws now in effect and facts and circumstances presently existing and brought to our attention. We assume no obligation to supplement this opinion letter if any applicable laws change after the date hereof, or if we become aware of any facts or circumstances that now exist or that occur or arise in the future and may change the opinions expressed herein after the date hereof.

Enlighten IT Consulting LLC

November 18, 2024

We consent to your filing this opinion as an exhibit to (or incorporated into) the Registration Statement and further consent to the filing of this opinion as an exhibit to the applications to securities commissioners for the various states of the United States for registration of the Notes. We also consent to the identification of our firm as Maryland counsel to the Company in the section of the Registration Statement entitled “Legal Matters.” In giving this consent, we do not admit that we are within the category of persons whose consent is required by Section 7 of the Act.

Very truly yours,

/s/ Ballard Spahr LLP